THE SECURITIES  REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM, OR IN THE ABSENCE OF RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE MAKER THAT THEY MAY BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION.

         THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

THIS NOTE IS SUBJECT TO CERTAIN RIGHTS OF CANCELLATION AS PROVIDED IN A PURCHASE AND SALE AGREEMENT DATED AS OF DECEMBER 21, 1998, A COPY OF WHICH MAY BE OBTAINED FROM MAKER.

                   NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

Atlanta, Georgia

$13,553,148                                                      June 9, 2000


         FOR VALUE RECEIVED, the undersigned, MATRIA HEALTHCARE, INC., a Delaware corporation (the "Maker"), promises to pay to GAINOR MEDICAL MANAGEMENT, L.L.C., a Georgia limited liability company (together with any subsequent holders or transferees hereof, individually and collectively, the "Holder"), at 40301 Fisher Island Drive, Fisher Island, Florida 33109-0972, or at such other address as Holder may designate to Maker from time to time in writing, the principal sum of Thirteen Million Five Hundred Fifty-three Thousand One Hundred Forty-eight and 00/100 Dollars ($13,553,148), in immediately available funds and in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment together with (i) interest on the principal amount from time to time outstanding under this Non-Negotiable Subordinated Promissory Note (this "Note") until said principal amount is paid in full, payable as provided herein and (ii) any and all other amounts that may be due by the Maker to the Holder pursuant to this Note.

         Interest shall accrue on the unpaid principal balance of this Note from time to time outstanding and shall be payable as follows:

(A) interest shall accrue at the fixed rate of eight percent (8%) per annum on the principal amount outstanding from time to time under this Note and shall be due and payable to Holder in arrears on January 1, April 1, July 1 and October 1 of each year this Note remains outstanding; and

(B) interest shall accrue at the fixed rate of four percent (4%) per annum on the principal amount outstanding from time to time under this Note ("Specified Interest") and shall be due and payable to Holder on each of the "Third Anniversary", the "Fourth Anniversary" and the "Maturity Date" (each as defined below).

Interest shall accrue on the basis of the actual number of days elapsed based on a 360 day year made up of twelve (12) thirty-day months.

         Provided that the following payment will not result in a default under the Maker's Senior Debt (as defined herein) and unless sooner accelerated by Holder pursuant to the terms hereof, the Maker shall prepay to Holder on the third anniversary of the date of this Note (the "Third Anniversary") (i) $4,517,716, such amount being one-third of the initial principal amount of this Note, and (ii) all Specified Interest then outstanding. Provided that the following payment will not result in a default under the Maker's Senior Debt and unless sooner accelerated by Holder pursuant to the terms hereof, the Maker shall prepay to Holder on the fourth anniversary of the date of this Note (the "Fourth Anniversary") (i) $4,517,716, such amount being one-third of the initial principal amount of this Note, and (ii) all Specified Interest then outstanding. Subject to the subordination provisions set forth in this Note and unless sooner accelerated by Holder pursuant to the terms hereof, the Maker shall pay to Holder on the fifth anniversary of the date of this Note (the "Maturity Date")
(i) the remaining principal balance of this Note, (ii) all accrued but unpaid interest thereon, and (iii) all other amounts owing hereunder, if any.

         If any date for the payment of principal or interest, as set forth above, falls on Saturday, Sunday or a holiday for which banks are authorized to be closed in Atlanta, Georgia, then such payment shall be made on the next business day for which banks are not so authorized and interest shall continue to accrue thereon. Payments received by Holder after 2:00 p.m., Atlanta, Georgia time on any business day shall not be credited as received until the following business day.

         Upon the occurrence of an "Acceleration Event" (as defined below) and during the continuance thereof, the outstanding principal balance of this Note shall bear interest at a rate per annum ("Default Interest") equal to the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum rate permitted by applicable law. Maker shall pay Default Interest upon demand by Holder, provided that the payment of such Default Interest shall not be required to be made for so long as such payment is not permitted under the Maker's Senior Debt Documents (as hereinafter defined).

         Maker covenants and agrees that the indebtedness evidenced by this Note shall be senior in right of payment to all promissory notes issued by the Maker to sellers or their affiliates or shareholders in connection with acquisitions consummated after the date hereof ("Junior Seller Notes"), and each of the Junior Seller Notes shall contain a legend clearly stating that such note is subordinate in right of payment to the Holder hereof and shall contain subordination provisions, acknowledged by the holder thereof, substantially similar to those contained in numbered paragraphs 1 through 13 (except 5(b)) hereof.

         This Note is issued pursuant to that certain Purchase and Sale Agreement dated as of December 21, 1998 (the "Purchase Agreement"), by and between the Maker and Gainor Medical Management, LLC and represents an "Additional Purchase Price Payment" due under the Purchase Agreement. Capitalized terms used in this Note but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement. This
Note is subject to certain rights of cancellation pursuant to Article 9 of the Purchase Agreement. If the Maker is entitled to cancel all or a portion of this Note pursuant thereto, notice of cancellation shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the cancellation date, to the Holder. In addition to any information required by law, such notice shall set forth the cancellation date and the amount of principal and accrued interest outstanding hereunder to be cancelled. In case less than the total amount of principal and accrued interest outstanding hereunder is to be cancelled, a new note in substantially the same form as this Note representing the total principal and accrued interest that was not cancelled will be issued to the Holder upon surrender of this Note without cost to Holder. Except as set forth in this paragraph, Maker waives and agrees not to assert any right of setoff or offset against Holder in connection with any amounts due under this Note.

         Maker shall be entitled, at any time and from time to time, without the consent of Holder and without paying any penalty or premium therefor, to prepay all or any portion of the outstanding principal and accrued interest owing thereon due hereunder by delivering 30 days' prior written notice to Holder; provided that no such prepayment shall be made to the extent such prepayment is then prohibited by the terms of any of Maker's Senior Debt.

         Any of the following shall constitute an "Acceleration Event" under this Note:

          (a) Maker fails to pay any installment of principal or interest within 10 days after such installment is due;

         (b) Maker fails to pay any other amount due and owing under this Note within 30 days following receipt by Maker of written notice from Holder that such amount is due and owing to Holder;

     (c) Maker (i) files a voluntary petition or assignment in bankruptcy or a voluntary petition, assignment or answer seeking liquidation, reorganization, arrangement, or readjustment of its debts under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any similar federal, state or foreign law pertaining to insolvency or debtor relief, (ii) enters into an agreement indicating its consent to or approval of any such petition or proceeding, (iii) applies for or consents to the appointment of a receiver, custodian or trustee of Maker, or of all or substantially all of its property, (iv) makes an assignment for the benefit of its creditors, (v) becomes insolvent or is unable or fails to pay its debts generally as they become due or
(vi) takes corporate or other official action in furtherance of the foregoing;

     (d) there is filed against Maker an involuntary petition in bankruptcy seeking the liquidation, reorganization, arrangement or readjustment of Maker's debts or any similar relief under the Bankruptcy Code or any similar state, federal or foreign law, which remains undismissed or unstayed for a period of 90 days;

     (e) the occurrence of a Change in Control of Maker, which for purposes of this subparagraph (e), shall mean any of the following events: (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than an "Existing Stockholder" (as hereinafter defined) is or becomes the direct or indirect beneficial owner of shares of the Maker's capital stock representing greater than 50% of the power to vote in the election of directors under ordinary circumstances or (ii) the Maker sells, transfers or otherwise disposes of all or substantially all of the assets of the Maker other than in a transaction between the Maker and a wholly-owned subsidiary of the Maker in which the wholly-owned subsidiary assumes this Note pursuant to an assignment and assumption agreement in form and substance acceptable to the Holder and such wholly-owned subsidiary causes a law firm acceptable to the Holder to issue a legal opinion as to the corporate authority and capacity of the subsidiary, the enforceability of this Note (as assumed) and such other matters as the Holder may reasonably require, all in form and substance satisfactory to each Holder in its reasonable discretion, or (iii) the Maker is a party to a merger or a consolidation in which the holders of the Maker's voting securities prior to such merger or consolidation own, directly or indirectly, securities representing less than 50% of the voting power in the surviving entity. "Existing Stockholder" shall mean Mark J. Gainor, SZ Investments, LLC., any holder of
Convertible Preferred Stock, Redeemable Preferred Stock or Warrants or any affiliate of any of them;

        (f) the failure of the Maker to comply with or perform any other provision of this Note (and not constituting an Acceleration Event under any of the other provisions of this paragraph) and continuance of such failure for 30 days following receipt of written notice thereof by Maker from Holder; or

        (g) the acceleration of any of Maker's Senior Debt or the taking of any collection action by any of the "Senior Debt Holders" against the Maker or any of its subsidiaries or their respective properties.

         Subject at all times to the subordination provisions set forth below in this Note, including without limitation the standstill provisions of paragraph 5 below, (i) if an Acceleration Event described in subparagraphs (c) or (d) above shall occur, this Note and all interest and other amounts due hereunder shall become immediately due and payable, all without notice of any kind, and (ii) upon the occurrence and during the continuation of an Acceleration Event (including, without limitation, an Acceleration Event under subparagraphs (c) or (d) above), the Holder (x) may, at its option, declare this Note and all interest and other amounts due hereunder immediately due and payable, and (y) shall have all of the rights and remedies provided to it at law or in equity.

         Until this Note has been fully satisfied in cash, Maker shall mail to Holder within 105 days after the close of each fiscal year of Maker and within 50 days after the close of each of the first three quarters of each fiscal year of Maker financial statements, including any notes thereto (and, in the case of fiscal year end, an auditors' report by a firm of established national reputation) and the Management's Discussion and Analysis of Financial Condition and Results of Operations, for Maker comparable to those required to be included in annual and quarterly reports furnished pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Until this Note has been fully satisfied in cash, Maker will not enter into any material transaction with any Affiliate (as hereinafter defined) of Maker (other than the Holder of this Note or any wholly-owned subsidiary of Maker) unless such transaction is on terms and conditions at least as favorable to Maker as could be obtained through arm's length negotiations with an independent third party. For purposes of this Note, an "Affiliate", as applied to any person or entity, shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with that person or entity. For the purposes of this definition, "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         Maker agrees to pay all costs of collection of this Note in the event of nonpayment as required hereunder, including reasonable attorneys' fees and court costs actually incurred.

         Except as expressly provided herein, Maker hereby waives presentment, demand, protest, notice of dishonor or protest, notice of nonpayment, notice of maturity, notice of acceleration of maturity, diligence of collection and all other notices of any kind.

         No failure or delay on the part of the Holder in the exercise of any right, power or privilege under this Note shall impair such right, power or privilege or be construed to be a waiver of any default or Acceleration Event or acquiescence therein nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies under this Note are cumulative to and not exclusive of any rights or remedies otherwise available.

         Any consent, notice or other communication herein required or permitted shall be given in writing and in the manner set forth in Section 12.1 of the Purchase Agreement and shall be given to the addresses of the Holder and the Maker set forth therein or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

         The obligations, duties and rights of Maker under this Note are personal to Maker and may not be assigned or assumed without the prior written consent of Holder; provided, however, subject to compliance with applicable securities laws and provided that any transferee agrees in writing to be bound by the terms and conditions hereof, Holder may assign all or a portion of its interest in this Note, to any member of Holder as of the Closing Date or any "Permitted Transferee" (as such term is defined in that certain Standstill Agreement dated January 19, 1999 between Maker, Mark J. Gainor and SZ Investments, L.L.C.) (each, an "Assignee"), or may sell or convey participations interests in this Note to any member of Holder as of the Closing Date or any Permitted Transferee. Upon an assignment by a Holder of an interest in the Note, and at the request of Holder, Maker will issue a note to each such Assignee in the principal amount assigned and shall also reissue this Note so that each Holder shall hold a note in the face principal amount of the indebtedness owing to such Holder, and the aggregate principal balance of the notes shall equal the then outstanding principal balance owed by Maker to Holder hereunder. The percentage of principal held by any Holder of the then outstanding principal balance of the indebtedness of Maker to Holder hereunder shall be the "Percentage Interest" of such party in the indebtedness evidenced hereby.

         Subject to the terms of the Subordination provisions of this Note and any applicable Senior Debt (to the extent any such provisions, agreements or instruments require the consent of any other parties), and except as set forth in the next succeeding sentence, this Note may be altered, amended or modified by a writing signed by Maker and the Holders which, in the aggregate, hold a Percentage Interest equal to, in the aggregate, at least sixty-six percent (66%), but excluding for purposes of this calculation any Percentage Interest held by the Maker or an Affiliate of Maker. The following waivers, alterations, amendments or modifications of this Note require the written consent of Holders which, in the aggregate, hold a Percentage Interest equal to at least ninety percent (90%), but excluding for purposes of this calculation any Percentage Interest held by the Maker or an Affiliate of Maker: any change in the principal amount or the Maturity Date of this Note or the manner, place or time of any payment of principal; any change in the interest rate or the manner, place or time of any payment of interest; any change in the entitlement of each Holder to receive principal, interest and other amounts due under this Note in proportion to their respective Percentage Interest; any change in the Acceleration Events or any waiver of any default or Acceleration Event; any assumption or assignment of the obligations, duties or rights of Maker under this Note; and any change to this paragraph.

         The provisions of this Note shall be construed and interpreted, and all rights and obligations of the parties under this Note determined, in accordance with the laws of the State of Georgia without regard to principles of conflicts of law.

         It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Note. All agreements between Maker and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid or agreed to be paid to the Holder hereof, or collected by the Holder, for the use, forbearance or detention of the money loaned or to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof or any other documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances the Holder hereof shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker or to any other person making such payment on Maker's behalf. All sums paid or agreed to be paid to the Holder hereof for the use, forbearance or detention of the indebtedness of Maker evidenced hereby outstanding from time to time shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the loan evidenced hereby so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the Holder.

         Maker warrants and represents to the Holder that the indebtedness evidenced by this Note is with respect to an exempt transaction under the Truth-In-Lending Act, 15 U.S.C. 1601, et seq. and that this Note is made for business or commercial purposes (and not for personal or agricultural purposes).

         Time is of the essence with respect to the performance of the obligations of Maker under this Note.

         MAKER AND HOLDER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA AND THAT OF ANY GEORGIA STATE COURT SITTING IN ATLANTA, GEORGIA FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. MAKER AND THE HOLDER IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE.

         In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

                               SUBORDINATION TERMS

         This Note and the entire indebtedness evidenced hereby from time to time, whether for principal, interest or any other amounts payable hereunder or in respect hereof, shall be subject, subordinate and junior in all respects to the following: (i) all "Obligations" of Maker under and as such term is defined in the Credit Agreement dated as of January 19, 1999 (as amended, modified, extended or restated, the "Credit Agreement"), among the Maker, the Lenders party thereto from time to time, and First Union National Bank, as
Administrative Agent (in such capacity, together with any successor or replacement agent under such agreement or any refinancing or replacement agreement, the "Agent") (as such may be amended, modified, supplemented or restated from time to time, the "Senior Credit Facility"); (ii) all obligations of Maker to any lender or group of lenders for borrowed money, whether to refinance, in whole or in part, the indebtedness owing under the Credit Agreement pursuant to an infusion of new money that pays in full the Obligations under the Senior Credit Facility or consisting of a new credit facility which is established after the Senior Credit Facility has been terminated (as such new facility may be amended, modified, supplemented or restated from time to time, the "New Senior Credit Facility"); and (iii) all obligations of Maker to holders of any non-investment grade securities (as such may be amended, modified, supplemented or restated from time to time, the "High Yield Debt").

         All indebtedness, obligations and liabilities of Maker under the Senior Credit Facility, the New Senior Credit Facility, or the High Yield Debt, whether such indebtedness, obligations and liabilities are now existing or hereafter arising, whether or not evidenced by notes or other instruments, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, and whether for principal, interest (including interest accruing after the filing of a petition initiating any bankruptcy, insolvency or a similar proceeding as described in Section 9.1(f) or Section 9.1(g) of the Credit Agreement, whether or not such interest is an allowed claim enforceable against the Maker in any such proceeding), and all other obligations or liabilities (including all fees, taxes, additional compensation, expense reimbursements and indemnification) now or hereafter payable under or with respect to any of the foregoing are collectively referred to as the "Senior Debt". All documents evidencing the Senior Credit Facility, the New Senior
Credit Facility, or the High Yield Debt, including without limitation, all credit agreements, security agreements, pledge agreements, notes, bonds or other instruments, financing statements, mortgages, deeds of trust, deeds to secure debt, investment property, securities, financing statements, certificates, powers of attorney, stock powers or similar documents, agreements or certificates, are hereinafter referred to as the "Senior Debt Documents".

         By its acceptance of this Note, Holder covenants and agrees that the subordination terms set forth below shall inure to the benefit of the "Lenders" under and as such term is defined in the Senior Credit Facility from time to time party thereto (hereinafter the "Senior Lenders"), the lenders from time to time party to any New Senior Credit Facility (hereinafter the "New Senior Lenders"), and the holders from time to time of any High Yield Debt (the "High Yield Debt Holders"; the Senior Lenders, the New Senior Lenders and the High Yield Debt Holders are hereinafter collectively sometimes referred to as the "Senior Debt Holders"), and the successors and assigns of any of the Senior Debt Holders.

         Holder hereby covenants and agrees that it will, upon the Maker's request, from time to time enter into such subordination agreements as requested by Maker or a Senior Debt Holder to evidence the subordination of the indebtedness evidenced hereby to the Senior Debt to the fullest extent provided hereunder with respect to debt subordination, the restrictions placed on Holder's acceleration of the debt evidenced hereby and the enforcement of remedies against Maker.

         In the event Maker fails to pay the principal balance of this Note on the Maturity Date, Holder shall be entitled in connection with (i) a modification of the Senior Credit Facility other than a modification resulting from a default or event of default thereunder, (ii) a refinancing of the senior indebtedness of Maker pursuant to a proposed New Senior Credit Facility, or any negotiations resulting from the occurrence of an event of default thereunder; or
(iii) the issuance of new High Yield Debt, or any negotiations resulting from the occurrence of an event of default thereunder, to participate in such negotiations to express its position concerning its rights under this Note. However, the consent of Holder to the terms of such modification, new financing or placement of new High Yield Debt or modification thereof shall not be required to be obtained as a condition to such transactions, and Holder shall not have standing to object to Maker's consummation of the transaction contemplated by any of (i), (ii) or (iii) of this paragraph on terms Maker and deems appropriate in its sole and absolute discretion.

     1. Subordination. Anything in this Note to the contrary notwithstanding, all principal, interest and other amounts due or to become due on this Note shall be subordinate and junior in right of payment to the extent set forth herein to the prior payment in full in cash of all Senior Debt.

         2. Priority and Payment Over Upon Insolvency and Dissolution. In the event of (i) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith relative to the Maker or to its assets, (ii) any liquidation, dissolution or other winding up of the Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or other marshalling of assets and liabilities of the Maker, then and in any such event the Senior Debt Holders shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the Holder of this Note shall be entitled to receive and retain any payment on account of the principal, interest or other amounts due or to become due on this Note and to that end the Senior Debt Holders shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Maker which is subordinated to the payment of this Note, which may be payable or deliverable in respect of this Note in any such case, proceeding, dissolution, liquidation or other winding up or event. Accordingly, any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, which would otherwise have been made to the Holder of this Note but for the provisions of this Section 2 shall instead be made by the Maker or by the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Maker directly to the Senior Debt Holders (or the agent or trustee for the Senior Debt Holders on their behalf) for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Debt Holders.

         If, notwithstanding the foregoing provisions of this Section 2, the Holder of this Note shall have received any payment of distribution of assets of the Maker of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Maker which is subordinated to the payment of this Note, before all amounts due or to become due on or in respect of all Senior Debt have been paid in full in cash, then and in such event such payment or distribution shall be received in trust for the Senior Debt Holders and shall be forthwith paid over or delivered by the Holder of this Note receiving the same directly to the Senior Debt Holders (or to the agent or trustee for the Senior Debt Holders on their behalf) or, to the extent legally required, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making such payment or distribution of assets of the Maker, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Debt Holders. Notwithstanding anything set forth in this
Section 2 or elsewhere in this Note, the Maker may make and the Holder may retain any payment received on account of this Note prior to the occurrence of an event described in clauses (i) through (iii) of this Section 2 or clauses (i) through (ii) of Section 3.

         3. Payment on Note Suspended When Senior Debt is in Default. In the event and during the continuation of (i) any default in the payment of principal of or interest on any Designated Senior Debt (as hereinafter defined), whether at maturity, at a date fixed for prepayment or by declaration of acceleration or otherwise, or any default in the payment of any other obligations or liabilities constituting Designated Senior Debt, or (ii) any other event of default (after expiration of any applicable grace or cure periods) with respect to any Designated Senior Debt which would permit the holders of such Designated Senior Debt (or a person or persons, including the agent or trustee for such holders, acting on their behalf) to declare such Designated Senior Debt to become due and payable prior to the date on which it would otherwise have become due and payable, then in the case of either (i) or (ii) above, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such event of default, then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Maker which is subordinated to the payment of this Note) shall be made by the Maker on account of the principal of or interest on this Note or on account of the purchase or other acquisition by it of this Note. The "Designated Senior Debt" shall mean, all Senior Debt under the Senior Credit Facility or the New Senior Credit Facility, and, provided there is no Senior Credit Facility or New Senior Credit Facility, then Designated Senior Debt shall mean the High Yield Debt.

         If, notwithstanding the foregoing provisions of this Section 3 or the provisions of Section 5, the Maker shall make any payment or distribution on or with respect to this Note prohibited by the foregoing provisions of this Section 3 or the provisions of Section 5, or the Holder of this Note shall have received any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Maker which is subordinated to the payment of this Note, at a time when such payment or distribution is prohibited by the foregoing provisions of this Section 3 or the provisions of Section 5, then and in such event such payment or distribution shall be received in trust for the Senior Debt Holders and shall be forthwith paid over or delivered by the Holder of this Note receiving the same directly to the Senior Debt Holders (or to the agent or trustee for the Senior Debt Holders on their behalf) or, to the extent legally required, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making such payment or distribution of assets of the Maker, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Debt Holders. Nothing set forth in this Section 3 or elsewhere in this Note, shall prohibit or restrict the Holder from accepting and retaining for its own account at any time common stock in the Maker or its Affiliate (but nothing herein shall require the Holder to accept or require the Maker to offer such common stock) in full or partial payment of amounts due under this Note.

         4. Obligation to Pay Note Not Impaired; Provisions Solely to Define Relative Rights. The subordination provisions of this Note are intended solely for the purpose of defining the relative rights of the Holder of this Note on the one hand and the Senior Debt Holders on the other hand. It is and shall be the intent of the parties that these provisions shall constitute a present assignment by the Holder of this Note of its rights to receive payments or distributions of cash, property and securities of the Maker otherwise payable to the Holder of this Note in the circumstances described in Sections 2 and 3 hereof. Nothing contained herein shall (i) impair or affect, as among the Maker, its creditors (other than the Senior Debt Holders) and the Holder of this Note, the obligation of the Maker, which is absolute and unconditional, to pay the Holder of this Note the principal of and interest on this Note as of when the same shall become due and payable in accordance with their terms, or (ii) affect the relative rights against the Maker of the Holder of this Note and the creditors of the Maker (other than the Senior Debt Holders), or (iii) prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under the instrument or instruments governing this Note, subject to the rights, if any, under this Note of the Senior Debt Holders to receive cash, property and securities otherwise payable or deliverable to the Holder and subject to the other subordination provisions of this Note.

5.       Actions Against the Maker.

         (a) No Holder of this Note will (i) declare this Note or any portion hereof due and payable before the stated maturity hereof (other than any Acceleration Event described in paragraphs (c) or (d) of the definition thereof, which results in an automatic acceleration of this Note) or commence any action or proceeding against the Maker to recover all or any part of this Note, (ii) ask, demand, sue for, or take other collection action against the Maker, directly or indirectly, in cash, property or securities or other property or by set-off or in any manner (including without limitation from or by way of collateral) receive payment of all or any part of this Note, or (iii) join with any creditor in bringing any proceeding against the Maker under Title 11 of the United States Code or any other state or federal insolvency statute, unless and until, in each case under (i), (ii) and (iii) above, either (a) the requisite percentage of the Senior Debt Holders necessary to take such action under the instrument or instruments governing the Senior Debt shall have commenced or joined action or (b) all Senior Debt has been paid in full in cash, all commitments to extend credit under the Senior Debt Documents have been terminated, and all letters of credit issued pursuant to the Senior Debt Documents have been canceled or otherwise terminated, all as more fully set forth in Section 3 hereof.

         (b) Notwithstanding the foregoing paragraph 5(a) or anything else set forth in this Note, in the event (i) Maker fails to pay the principal balance of and any other amounts due under this Note on the Maturity Date, (ii) the Senior Credit Facility Maturity Date has occurred and (iii) solely as to the Senior Credit Facility (and not the New Senior Credit Facility or the High Yield Debt), no event described in clauses (i) through (iii) of Section 2 or clauses (i) through (ii) of Section 3 exists, Holder shall be allowed to accelerate the obligations due under this Note and to exercise such remedies as are available to Holder under this Note or applicable law provided that Holder forbear from exercising any remedies for a period of not less than one hundred eighty days
(180) after the Maturity Date (hereinafter the "Standstill Period"). Any cash or property acquired by Holder in connection with its exercise of its remedies under the Note or any judgment obtained by Holder in connection with the Note shall be held in trust for the benefit of the Senior Debt Holders until all Senior Debt has been paid in full, in cash, all commitments to extend credit to Maker pursuant to the Senior Debt Documents have been canceled or otherwise terminated, and all letters of credit issued pursuant to the Senior Debt Documents have been canceled or otherwise terminated, all as more fully set forth in Section 3 hereof. The "Senior Credit Facility Maturity Date" shall mean the earlier of (x) March 31, 2004, subject to extension of such date to the then-current maturity date of that certain Credit Agreement dated as of January 19, 1999 among the Maker, the Lenders and the Agent, as amended, modified or extended, but (as to extensions) only to the extent that the March 31, 2004 maturity date is being extended because of a default or event of default under the Senior Credit Facility or in connection with a workout of the Maker's obligations under the Senior Credit Facility required in order to avoid a future default or event of default thereunder or (y) the date the Obligations under and as such term is defined in the Credit Agreement executed in connection with the Senior Credit Facility are paid in full and the Credit Agreement has been terminated by the Agent.

         6. Subrogation. Subject to the payment in full in cash of all Senior Debt, the termination of all commitments to extend credit under the Senior Debt Documents, and the cancellation or termination of all letters of credit issued pursuant to the Senior Debt Documents, the Holder of this Note shall be subrogated to the extent of the payments or distributions made to the Senior Debt Holders pursuant to these provisions to the rights of the holders of such Senior Debt to receive payments and distributions of cash, property and securities applicable to the Senior Debt until the principal of and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the Senior Debt Holders of any cash, property or securities to which the Holder of this Note would be entitled but for these provisions, and no payments over pursuant to the provisions of Section 2 or 3 to the Senior Debt Holders by the Holder of this Note shall, as among the Maker, its creditors (other than the Senior Debt Holders) and the Holder of this Note, be deemed to be a payment or distribution by the Maker to or on account of the Senior Debt.

         7. Proofs of Claim. The Holder of this Note or any trustee or other person acting on its behalf may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Holder of this Note in respect of this Note allowed in any bankruptcy, insolvency or other judicial proceedings relative to the Maker (or any other obligor on this Note, including any guarantor), its creditors or its property. Any term or provision of this Section 7 to the contrary notwithstanding, however, if any bankruptcy, insolvency or judicial proceeding referred to above is commenced by or against the Maker, and so long as all Senior Debt has not been paid in full: (i) each of the Senior Debt Holders (and the agent or trustee of such Senior Debt Holders on their behalf) is hereby irrevocably authorized and empowered (in its own name or in the name of the Holder of this Note or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such proceeding and give acquittances therefor, to file claims and proofs of claims, to vote the claims of the Holder of this Note in any proceeding (and for that purpose, the Holder of this Note hereby irrevocably assigns to the Senior Debt Holders the right to file a proof of claim in the Holder's name and to vote its claims in any such proceeding), and to take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of such Senior Debt Holders or Holder of this Note with respect hereto, and (ii) the Holder of this Note shall duly and promptly take, for the account of the Senior Debt Holders, such action as the Senior Debt Holders (or the agent or trustee for the Senior Debt Holders on their behalf) may request (a) to collect all amounts payable by the Maker in respect of this Note and to file the appropriate claims or proofs of claim in respect of this Note, (b) to execute and deliver to the Senior Debt Holders such assignments or other instruments as the Senior Debt Holders (or the agent or trustee for the Senior Debt Holders on their behalf) may request in order to enable the Senior Debt Holders (or the agent or trustee for the Senior Debt Holders on their behalf) to enforce any and all claims with respect to any and all security interests and other liens securing payment of all amounts payable in respect of this Note and (c) to insure that all payments and distributions made in respect of any such proceedings are made to the Senior Debt Holders as it or their interests may appear.

         8. Reliance on Subordination. The Holder of this Note by its acceptance hereof consents and agrees that all Senior Debt shall be deemed to have been made or incurred at the request of the Holder of this Note and in reliance upon the subordination of this Note pursuant to the subordination provisions hereof.

         9. Restrictions on Certain Actions. The Holder of this Note by its acceptance hereof agrees not to sell, assign or transfer all or any part of this Note while any Senior Debt remains unpaid unless such sale, assignment or transfer is made expressly subject to these provisions. The Holder of this Note represents that no other subordination of this Note is in existence on the date hereof, and such Holder agrees that this Note will not be subordinated to any indebtedness owed to any person other than the Senior Debt Holders. Until the Senior Debt has been paid in full, no Holder of this Note will file or create, or cause to be filed or created, any lien or encumbrance of any kind upon the assets of the Maker or any of its subsidiaries, without the prior consent of the Senior Debt Holders.

         10. Changes. The Senior Debt Holders may at any time, and from time to time, without the consent of or notice to the Holder of this Note, without incurring responsibility to such Holder, and without impairing or releasing any of the rights of the Senior Debt Holders, or any of the obligations of the Holder of this Note hereunder:

                  (i) change the time, amount, manner, place or terms of payment of, or change or extend the time of payment of, or renew or otherwise alter, any of the Senior Debt Documents, or any other instrument or agreement evidencing any Senior Debt or securing payment thereof or relating to the Senior Debt in any manner;

     (ii) sell, exchange, release or otherwise deal with any collateral for all or any of the Senior Debt (whether or not in a commercially reasonable manner);

     (iii) release anyone liable in any manner for the payment or collection of any Senior Debt;

     (iv) exercise or refrain from exercising any rights against the Maker or others (including the Holder of this Note);

                  (v) apply any sums received by the Senior Debt Holders, by whomsoever paid and however realized, to the payment of the Senior Debt in such manner as the Senior Debt Holders, in their sole discretion, shall deem appropriate; and

                  (vi) take any other action which might otherwise constitute a defense available to, or a discharge of, this Note in respect of these provisions.

         11. Continued Effectiveness. These provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any Senior Debt Holders upon the insolvency, bankruptcy or reorganization of the Maker or otherwise, all as though such payment had been due but not made at such time.

         12. Amendments. The subordination provisions of this Note are for the benefit of the Senior Debt Holders and, so long as any Senior Debt remains unpaid, may not be amended, modified, rescinded or canceled in whole or in part in any manner that would be adverse to any holder of Senior Debt without the prior written consent of such holder.

         13. Binding Affect; Assignment. This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and permitted assigns, and representatives. Holder may not assign its rights or obligations under this Note (by operation of law or otherwise) other than to any Permitted Transferee or Assignee as expressly provided in this Note without the prior written consent of Maker, and any attempted assignment without consent where required shall be void. The subordination provisions of this Note shall inure to the benefit of the successors and assigns of each of the Senior Debt Holders.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the day and year first above written.

                                            MAKER:

                                            MATRIA HEALTHCARE, INC.

                                            By:/s/ Donald R. Millard

                                            Title:   President and CEO

Accepted and agreed as of this ____ day of __________, 2000.

HOLDER:

GAINOR MEDICAL MANAGEMENT, L.L.C.

By:      ___________________________________

Title:   President and CEO